Exhibit 10.18

ULTICOM INC. ENHANCED SEVERANCE PLAN

Ulticom Inc. hereby establishes the Ulticom Inc. Enhanced Severance Plan (the “Plan”). The purpose of the Plan is to provide severance pay and benefits to certain key employees of Ulticom Inc. whose employment is terminated under the terms and conditions provided herein. Except as otherwise provided by law, the severance pay and benefits available under this Plan are contingent upon the execution of a release of claims in favor of the Company and its Affiliates and the return of all company property to the Company. The Plan is intended to be an “employee welfare benefit plan” as that term is defined in Section 3(1) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”).

Section 1.       Definitions. Unless the context clearly indicates otherwise, when used in this Plan:

(a)       “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b)       “Base Salary” means the Participant’s annual rate of base salary in effect immediately prior to the date set forth in the Termination Notice determined prior to reduction for any employee-elected salary reduction contributions made to an employer-sponsored non-qualified deferred compensation plan or an employer-sponsored plan pursuant to Section 401(k) or 125 of the Internal Revenue Code (or any similar before-tax deduction under local law), and excluding bonuses, overtime, allowances, commissions, deferred compensation payments and any other extraordinary remuneration.

(c)	“Board” means the board of directors of Ulticom Inc.

(d)       “Cause” means any act or any failure to act on the part of a Participant which constitutes:

(1)       a failure by Participant to carry out, in all material respects, the reasonable and lawful directions of a more senior officer of the Company or the Board that are within Participant’s direct or indirect control and consistent with Participant’s status, duties and responsibilities, except for a failure that is attributable to Participant’s illness, injury or permanent disability; or

(2)       a material breach of the confidentiality restrictive covenant attached hereto as Exhibit A or any other restrictive covenants in respect of the Company or its Affiliates to which the Participant is subject, or a material violation by Participant of any Company policy or procedure provided or available to Participant resulting in material and demonstrable harm to the Company including, without limitation, a material violation of the Company’s Code of Business Conduct and Ethics; or

(3)       Participant’s unlawful possession, use, sale or distribution of narcotics or other controlled substances; or

(4)       Any willful or negligent act or omission by Participant in the scope of his employment by the Company which in the reasonable judgment of the Board (A) could result in the assessment of a civil or criminal penalty against Participant or the Company or its Affiliates, (B) could result in a violation of any material foreign or United States federal, State, or local law or regulation having the force of law, or (C) is injurious to the Company or any of its Affiliates; or

(5)       Participant’s conviction of, or plea of guilty or no contest to, any felony or any misdemeanor involving moral turpitude, or a material violation by Participant of federal or state securities laws as determined by a court or other governmental body of competent jurisdiction; or

(6)       any intentional or negligent misrepresentation by Participant of a material fact to, or intentional or negligent concealment by Participant of a material fact from, (A) the Board or (B) the chief executive officer, general counsel, chief financial officer or any other member of senior management of the Company, where the misrepresentation or concealment results in the reasonable judgment of the Board in material and demonstrable harm to the Company (including, for example, the Company’s materially violating federal or state securities laws); or

(7)       fraud, embezzlement, theft or material dishonesty by Participant against the Company or any of its Affiliates;

provided that no finding of Cause hereof shall be effective unless and until the Company has provided Participant with written notice thereof in accordance with Section 12 stating in the case of clause (i) above the facts and circumstances underlying the finding of Cause and, if the basis for such finding of Cause is capable of being cured by Participant, providing Participant with an opportunity to cure the same within twenty (20) calendar days after receipt of such notice; and provided, further, that for purposes of determining whether any such Cause is present, no act or failure to act by Participant shall be considered “willful” or “intentional” if done or omitted to be done by Participant in good faith as determined by the Board in its sole discretion and in the reasonable belief that such act or omission was not prohibited by law or the Company’s policies or procedures, in the best interest of the Company and/or required by applicable law.

(e)       “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

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(g)       “Committee” means the Compensation Committee of the Board or such other committee of the Board designated by the Board to administer this Plan, or if no such committee exists, the Board.

(h)       “Company” means Ulticom Inc., a New Jersey corporation, and its successors and assigns.

(i)        “Effective Period” means February 15, 2008 through February 15, 2009.

(j)        “Employee” means a regular full-time or part-time employee of the Company who is primarily employed in the United States.

(k)       “Involuntary Termination” means a termination of the Participant’s employment by the Company for any reason other than Cause, Total Disability or death; provided, however, that an Involuntary Termination of a Participant’s employment shall not occur if:

(1)       a Participant’s employment with the Company is terminated by reason of a transfer to the employ of an Affiliate,

(2)       a Participant’s employment with the Company is terminated upon the expiration of a leave of absence by reason of his or her failure to return to work at such time or the absence at such time of an available position for which the Participant is qualified,

(l)        “Participant” means an Employee who receives a Severance Plan Notification that has not been terminated. If there is any question as to whether an Employee is deemed a Participant for purposes of the Plan, the Committee shall make the determination in its sole discretion.

(m)      “Plan” means this Ulticom Inc. Enhanced Severance Plan, as in effect from time to time.

(n)       “Release” means a release in the form attached hereto as Exhibit B (subject to revisions (if any) required to ensure compliance with any applicable law), which shall, to the extent permitted by law, waive all claims and actions against the Company, its Affiliates, any of its officers, directors, and such other related parties and entities as the Company chooses to include in the release except for claims and actions for benefits provided under the terms of the Plan.

(o)       “Severance Benefits” means the benefits provided under Sections 2(c) and 2(d) herein.

(p)       “Severance Plan Notification” means the written notification of eligibility to participate in the Plan provided to each Participant, which may be amended

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from time to time, as determined by the Committee from time to time in accordance with the Plan.

(q)       “Specified Employees” means “specified employees” as defined in, and pursuant to Treas. Reg. § 1.409A-1(i). The determination of whether a Participant is a Specified Employee shall be made by the Committee in accordance with the methodology adopted by the Committee in accordance with Section 409A of the Code, which methodology may be amended or replaced from time to time to the extent permitted by Section 409A of the Code.

(r)        “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(s)       “Termination Notice” means the notice of termination given in accordance with Section 12 herein.

(t)        “Total Disability” means that, in the Company’s reasonable judgment, either (1) Participant has been unable to perform Participant’s duties because of a physical or mental impairment for 80% or more of the normal working days during 6 consecutive calendar months or 50% or more of the normal working days during 12 consecutive calendar months, or (2) Participant has become totally and permanently incapable of performing the usual duties of his employment with the Company on account of a physical or mental impairment.

Section 2.	Severance Benefits.

(a)       Each Participant whose employment with the Company is terminated during the Effective Period due to an Involuntary Termination shall be entitled to the amounts set forth in Section 2(b) below. Each Participant whose employment with the Company is terminated during the Effective Period due to an Involuntary Termination who executes an effective Release at the time and in the manner prescribed by the Committee (and who does not revoke such Release within the revocation period provided under applicable law) and complies with Sections 2(e) and 2(f) below, shall be entitled to the benefits set forth in Sections 2(c) and 2(d) below.

(b)       Accrued Benefits. The Participant shall be entitled to receive any unpaid Base Salary up to and including the date of such Participant’s termination. In addition, such Participant shall be entitled to prompt reimbursement of any unreimbursed expenses properly incurred by such Participant in accordance with the Company’s policies prior to the date of such Participant’s termination, however, no such payment shall be made later than December 31 of the year following the year in which the expense was incurred. Such Participant shall also receive such other compensation (including any stock options or other equity-related payments) and benefits, if any, to which such

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Participant may be entitled from time to time pursuant to the terms and conditions of the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company other than any severance policy.

(c)	Severance Pay.

(1)       Each Participant shall be entitled to receive severance pay from the Company in an amount calculated in accordance with Exhibit C attached hereto.

(2)       Such severance pay shall be paid in installments, with each installment designated as a separate payment, in accordance with the Company’s normal payroll practices; provided that no payment shall be made prior to the Participant’s execution of the Release required under Section 2(a), and the expiration of any revocation period, if applicable, specified in the Release, and any payment hereunder shall be subject to the Participant’s continued compliance with the Restrictive Covenants referred to in Section 2(e).

(d)       Welfare Benefit Continuation. Subject to the terms of any third party providers, the Participant (and such Participant’s spouse and dependents each as defined under the applicable welfare benefit program) shall be entitled to receive medical and/or dental benefits on the same terms that such benefits would have been provided had the Participant continued employment with the Company, as such terms may be amended by the Company in its sole discretion from time to time, for a period of time following termination of employment as set forth in Exhibit C attached hereto.

(e)       Restrictive Covenants. In consideration of the provision of the foregoing benefits provided in this Section 2 and as otherwise set forth in the Plan, the Participant hereby agrees to be bound by the confidentiality restrictive covenant attached hereto as Exhibit A.

(f)        Return of Company Property. Any benefits provided in this Section 2 and as otherwise set forth in the Plan shall be contingent on the Participant, prior to or immediately following his or her Involuntary Termination, returning all company property in his or her possession (and signing a written acknowledgement to this effect), including but not limited to all computer software, computer access codes, laptops, cell phone, Blackberries, keys and access cards, credit cards, vehicle, telephones, office equipment and all copies (including drafts) of any documentation or information (however and wherever stored) relating to the business of the Company or any Affiliates.

(g)	Affect of Plan on Other Severance Arrangements.

(1)       The severance pay under this Plan (calculated in accordance with Section 2(c) above) shall be reduced (but not below zero) by any cash payments, payable on account of termination of employment, that the Participant is

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entitled to under or in respect of any of the following: (i) the [Ulticom Inc. General Severance Plan], (ii) any written employment agreement between the Participant and the Company, (iii) arrangements required by applicable law, industrial instrument, statute or ordinance, including (1) “pay in lieu of notice” or “notice” laws, (2) any pay in lieu of notice under a contract of employment, (3) any damages for breach of employment contract calculated by reference to any period of notice required to be given to terminate such employment contract which was not given in full (including wrongful dismissal), (4) any compensation required to be paid by any law of any jurisdiction in respect of termination of employment, (5) any law of any jurisdiction with respect to the payment of severance, termination indemnities or other similar payments, or (iv) any written contract, agreement, plan, program, practice or arrangement which are payable due to the Participant’s termination of employment with the Company or an Affiliate.

(2)       The period of welfare benefit continuation under this Plan (as set forth in Section 2(d) above) shall be reduced by any similar period of welfare benefit continuation (except for welfare benefit continuation under COBRA, if applicable) providing for similar benefits under any of the contracts, agreements, plans, programs, practices or arrangements referred to in clauses (i) through (iv) in Section 2(g)(1) above.

(h)       Termination of Employment for Other Reasons. Any Participant whose employment with the Company is terminated for any reason other than an Involuntary Termination (including, without limitation, by the Company for Cause, by the Participant due to voluntary quit or resignation, by reason of death or Total Disability) shall not be entitled to any Severance Benefits under this Plan.

Section 3.       Tax Withholding. The Company shall withhold or deduct from any amount payable to a Participant pursuant to this Plan any income, employment or other tax the Company is required by applicable law to so withhold or deduct from such Participant.

Section 4.       Section 409A. Notwithstanding any other provision herein, if the Participant is a Specified Employee on the date of termination, no payment of compensation under this Plan (other than a payment that qualifies as a “short-term deferral” under Section 409A) shall be made to the Participant during the period lasting six months from the date of termination unless the Committee determines that there is no reasonable basis for believing that making such payment would cause the Participant to suffer any adverse tax consequences pursuant to Section 409A of the Code. If any payment to the Participant is delayed pursuant to the immediately preceding sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in that sentence. The Committee shall consult with the Participant in good faith regarding implementation of this Section 4; provided, that none of the Company, any of its Affiliates or its employees or representatives shall have liability to the Participant with respect thereto.

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Section 5.       Plan Administration. This Plan shall be administered by the Committee. The Committee shall have discretionary and final authority to interpret and implement the provisions of this Plan and to determine eligibility for benefits under the Plan. The Committee shall have the authority to determine the amount of each Participant’s Severance Benefits and may modify the amount of each Participant’s Severance Benefits at any time prior to such Participant’s Involuntary Termination. All such determinations or modifications shall be made in writing and dated. The Committee shall perform all of the duties and exercise all of the powers and discretion that the Committee deems necessary or appropriate for the proper administration of this Plan. Every interpretation, choice, determination or other exercise by the Committee of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan or otherwise directly or indirectly affected by such action, without restriction, however, upon the right of the Committee to reconsider or re-determine such action. The Committee may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof, and shall keep adequate records of its proceedings and acts. Notwithstanding anything else herein to the contrary, the Committee may delegate to any individual or committee of individuals the responsibility to carry out any of its rights and duties with respect to the Plan, including employing such agents, accountants and legal counsel (who may be agents, accountants and legal counsel for the Company) as may be appropriate for the administration of the Plan. All reasonable administration expenses incurred by the Committee in connection with the administration of the Plan shall be paid by the Company.

Section 6.       Claims Procedure. If any person (hereinafter called the “Claimant”) feels he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Chairman of the Committee. Within 60 days of the receipt of such claim the Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit. Such notification shall be in writing and, if denying the claim for a benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent Plan provisions, provide a description of any additional material or information necessary for the Claimant to perfect the claim (and an explanation of why such material or information is necessary, provide a description of the Plan’s review procedures and the time limits applicable to such procedures, including that the Clamant has a right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review, and advise the Claimant that he or she may, within 60 days of the receipt of such notice, request in writing to appear before the Committee or its designated representative for a hearing to review such denial. Any such hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed. The final decision of the Committee with respect to the claim being reviewed shall be made within 60 days following the hearing thereon, and the Committee shall in writing notify the Claimant of its final decision, again specifying the

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reasons therefore, the pertinent Plan provisions upon which such decision is based, that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, and that the Claimant has a right to bring an action under Section 502(a) of ERISA. The final decision of the Committee shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.

Section 7.       Plan Amendment and Termination. The Plan may be modified, amended or terminated at any time and from time to time, in whole or in part, by resolution adopted by the Committee or by written document executed by its duly authorized representative; provided, however, that no such amendment or termination shall reduce the Severance Benefits payable under this Plan to a Participant whose employment with the Company terminated by reason of an Involuntary Termination prior to the date of such amendment or termination, or defer the date for the payment of such Participant’s Severance Benefits hereunder except as provided pursuant to Section 4, without the consent of such Participant.

Section 8.       Nature of Plan and Rights. This Plan is an unfunded employee welfare benefit plan and no provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Employee or former Employee. Any payment which becomes due under this Plan to a Participant shall be made by the Company out of its general assets, and the right of any Participant to receive a payment hereunder from the Company shall be no greater than the right of any unsecured general creditor of the Company.

Section 9.       Entire Agreement. This Plan constitutes the entire agreement between the parties and, except as provided in Section 2(g), supersedes the provisions of all other prior agreements, plan, corporate policies and practices, as well as any other unwritten applicable obligation, concerning the effect of a termination of employment on the relationship between the Company and a Participant.

Section 10.     No Right of Employment. Except as expressly provided herein, this Plan shall not interfere in any way with the right of the Company to reduce a Participant’s compensation or other benefits or terminate the Participant’s employment, with or without Cause.

Section 11.     Spendthrift Provision. No right or interest of a Participant under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Participant.

Section 12.     Notice. Notice of Involuntary Termination shall be given in accordance with this Section, and shall include the effective date of termination. For the purpose of this Plan, any notice and all other communication provided for in this Plan shall be in writing and shall be deemed to have been duly given when received at the respective addresses set forth below, or to such other address as the Participant or the

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Company, as applicable, may have furnished to the other in writing in accordance herewith.

If to the Company:

Ulticom Inc.

1020 Briggs Road

Mt. Laurel, NJ 08054

Attention: General Counsel

If in connection with a claim under Section 6 (“Claims Procedures”):

Ulticom Inc.

1020 Briggs Road

Mt. Laurel, NJ 08054

Attention: Rex A. McWilliams, Chairman of the Committee

If to the Participant:

To the most recent address of the Participant set forth in the personnel records of the Company.

Section 13.     Applicable Law. This Plan shall be governed and construed in accordance with the laws of New Jersey and applicable federal law without regard to conflicts of laws principles thereof.

Section 14.     Effectiveness. This Plan shall be effective as of February 15, 2008 and shall remain in effect until February 15, 2009, unless terminated earlier by the Committee in accordance with Section 7, above.

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EXHIBIT A

CONFIDENTIALITY RESTRICTIVE COVENANT

1.	Confidentiality.

(a)       The Participant shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or an Affiliate, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company or an Affiliate owes an obligation not to disclose such information, which the Participant acquires during the period of employment, including, without limitation, records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with the Participant’s work as an employee of the Company or an Affiliate, (ii) when required to do so by a court of law, governmental agency or administrative or legislative body (including a committee thereof) with apparent jurisdiction to order the Participant to divulge, disclose or make accessible such information or (iii) as to such confidential information that becomes generally known to the public or trade without his or her violation of this Exhibit A.

(b)       The Participant has not disclosed and shall not disclose the terms of the Plan or his or her Severance Plan Notification to anyone; provided, however, that this provision shall not preclude disclosure to Participant’s counsel (if any), immediate family members and financial or tax advisors (if any) or pursuant to subpoena or other administrative or judicial orders, requests, requirements or demands, or as otherwise required by law; provided, further, that Participant has instructed Participant’s counsel (if any), immediate family members and financial or tax advisors (if any) to whom Participant has disclosed or may disclose the terms of the Plan and/or his or her Severance Plan Notification, not to disclose the terms and conditions of such documents to anyone (other than as permitted above).

2.         Duration and Geographic Scope. The Company and its Affiliates and the Participant agree that the duration and geographic scope of this Exhibit A are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Company and the Participant hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Company and the Participant intend that this provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where this provision is intended to be effective.

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3.         Claw Back. If a Participant violates the requirements of this Exhibit A, then in addition to all remedies in law and/or equity available to the Company and its Affiliates, the Participant shall forfeit all accrued but unpaid Severance Benefits under the Plan and the Participant shall immediately pay to the Company an amount in cash equal to any severance pay (under the Plan) previously paid to the Participant by the Companyand its Affiliates, without regard to any taxes that may have been deducted from such amount.

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EXHIBIT B

WAIVER AND RELEASE

This RELEASE (“Release”) is dated as of ____________________ between Ulticom Inc., a New Jersey corporation (the “Company”), and _________ (the “Employee”).

WHEREAS, the Employee is a participant in the Ulticom Inc. Enhanced Severance Plan (the “Plan”); and

WHEREAS, the Employee’s employment with the Company (has been) (will be) terminated effective __________________; and

WHEREAS, pursuant to Section 2 of the Plan, the Employee is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Plan, the Company and the Employee agree as follows:

1.         The Employee, on behalf of his heirs, estate and beneficiaries, hereby waives all claims against the Company, and any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from liability for any claims or damages the Employee may have against it or them as of the date this Release is executed, whether known or unknown, including, but not limited to, any alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the New Jersey Law Against Discrimination; the New Jersey Domestic Partnership Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey Smokers’ Rights Law; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; the retaliation provisions of the New Jersey Workers’ Compensation Law (and including any and all amendments to the above); the Massachusetts Fair Employment Practice Act; the Massachusetts Equal Pay and Maternity Benefits Law; the Massachusetts Equal Rights for Elderly and Disabled Law; the Massachusetts Small Necessities Leave Act; the Massachusetts Age Discrimination Law and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract (including, but not limited to, the Plan) or implied contract or

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tort law or public policy or whistleblower claim, having any bearing whatsoever on the Employee’s employment by and the termination of employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, bonus payment, attorneys’ fees, costs and/or future wage loss. This paragraph does not release any claims that lawfully cannot be waived.

Nothing in this Release is intended to preclude the Employee from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or state fair employment practices agency. The Employee agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.

2.         The Employee acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

3.         The Employee relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Employee, in each case without liability of the Employee or the Company.

4.         The Company and the Employee acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company (i) to indemnify the Employee for his acts as an officer or director of Company in accordance with the bylaws of Company, (ii) to the Employee and his eligible, participating dependents or beneficiaries under any existing group welfare or retirement plan of the Company in which the Employee and/or such dependents are participants, or (iii) to satisfy all vested equity compensation obligations previously granted to the Employee.

5.         The Employee reaffirms his agreement to Section 2(e) of the Plan relating to restrictive covenants.

6.         The Employee acknowledges that he or she has been provided at least twenty-one (21)1 days to review the Release and has been advised to review it with an attorney of his choice and at his own expense. In the event the Employee elects to sign this Release Agreement prior to this twenty-one (21) day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full twenty-one (21) days. The Employee further understands that he has seven (7) days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by Ulticom General Counsel within the seven (7) day period. The Employee further acknowledges that he has carefully read this Release, knows and understands its contents and its binding

_________________________

1  Forty-five (45) days (throughout paragraph) if required by law.

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legal effect. The Employee acknowledges that by signing this Release, he or she does so of his or her own free will and act and that it is his or her intention that he or she be legally bound by its terms.

7.         This Release shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey, without regard to principles of conflict of laws. If any clause of this Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Release.

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

ULTICOM INC. By: _________________________________ Name: Title:
_____________________________________ Employee

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EXHIBIT C ENHANCED SEVERANCE BENEFIT SCHEDULE[2]
Level	Less than 6 years of service	6 to less than 10 years of service	10 years or more of service
VP	26 weeks Base Salary and welfare benefit continuation	39 weeks Base Salary and welfare benefit continuation	39 weeks Base Salary and welfare benefit continuation
Director	26 weeks Base Salary and welfare benefit continuation	39 weeks Base Salary and welfare benefit continuation	39 weeks Base Salary and welfare benefit continuation
Manager	26 weeks Base Salary and welfare benefit continuation	39 weeks Base Salary and welfare benefit continuation	39 weeks Base Salary and welfare benefit continuation
SMTS	26 weeks Base Salary and welfare benefit continuation	26 weeks Base Salary and welfare benefit continuation	39 weeks Base Salary and welfare benefit continuation
PMTS	26 weeks Base Salary and welfare benefit continuation	26 weeks Base Salary and welfare benefit continuation	39 weeks Base Salary and welfare benefit continuation
LMTS	26 weeks Base Salary and welfare benefit continuation	26 weeks Base Salary and welfare benefit continuation	39 weeks Base Salary and welfare benefit continuation

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2  The Severance Benefits received will be determined based on the Participant’s level and years of service at the time of the Participant’s receipt of a Termination Notice.

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